UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 7, 2014

Splunk Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35498	86-1106510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Brannan Street

San Francisco, California 94107

(Address of principal executive offices, including zip code)

(415) 848-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Executive Participation in Executive Bonus Plan for Fiscal Year 2015

On March 7, 2014, the compensation committee (the “Compensation Committee”) of the board of directors (the “Board”) of Splunk Inc. (the “Company”) determined the target awards and payout formulas for fiscal year 2015 under the Company’s previously approved Executive Bonus Plan (the “2015 Bonus Program”). The Executive Bonus Plan allows the Board or the Compensation Committee to provide cash incentive awards to the Company’s executives based upon performance goals established by the Board or the Compensation Committee.

For each executive officer participant, the Compensation Committee established a target award equal to a specified percentage of such participant’s base salary in varying ranges from 60% to 110% (the “Target Amount”). The Compensation Committee determined a payout formula for the 2015 Bonus Program in general and for each participant individually measured on revenue growth or bookings. The payout amount for each executive officer participant is based on actual Company performance for the corporate portion of the 2015 Bonus Program and can range from 0% to 200% of such participant’s Target Amount for Messrs. Conte, Schroeder, Sommer, Stein and Sullivan. The payout amount for Mr. Schodorf is not subject to a maximum threshold.

The following table shows the Target Amounts under the 2015 Bonus Program for each of the Company’s executive officers:

Executive Officer	Title	Participant’s Target Amount

David F. Conte	Senior Vice President and Chief Financial Officer	70%

Thomas E. Schodorf	Senior Vice President, Field Operations	110%

Guido R. Schroeder	Senior Vice President, Products	70%

Steven R. Sommer	Senior Vice President, Marketing and Chief Marketing Officer	70%

Leonard R. Stein	Senior Vice President, General Counsel and Secretary	60%

Godfrey R. Sullivan	President, Chief Executive Officer and Chairman	100%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPLUNK INC.

By:	/s/ David F. Conte
David F. Conte
Senior Vice President and Chief Financial Officer

Date:  March 13, 2014